Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
MEDIA	Dottie McCallen dmccallen@unum.com
INVESTORS	Matt Royal investorrelations@unum.com

Unum Group Reports Second Quarter 2025 Results

•Net income of $335.6 million ($1.92 per diluted common share) for the second quarter of 2025; after-tax adjusted operating income was $361.1 million ($2.07 per diluted common share).

•Operating results include solid core operations trends with premium growth of of 4.6 percent on a constant currency basis, and adjusted operating return on equity of 20.9 percent; after-tax adjusted operating income per share outlook revised to approximately $8.50 for full-year 2025.

•Successfully closed previously announced long-term care reinsurance transaction, a significant milestone in reducing the company’s exposure to the closed block.

•Strong balance sheet with holding company liquidity of $2.0 billion and weighted average risk-based capital ratio of approximately 485 percent, well in excess of targets; traditional U.S. life insurance statutory operating earnings of $291.8 million.

•Repurchased $300 million of shares in the quarter, bringing year-to-date purchases to $500 million; full year share repurchase expectation revised to the top end of our outlook range of $500 million to $1.0 billion.

•Book value per common share of $65.76 grew 18.2 percent over the year-ago quarter; book value per common share excluding accumulated other comprehensive income (AOCI) of $77.62 grew 9.7 percent over the year-ago quarter.

CHATTANOOGA, Tenn. (July 29, 2025) - Unum Group (NYSE: UNM) today reported net income of $335.6 million ($1.92 per diluted common share) for the second quarter of 2025, compared to net income of $389.5 million ($2.05 per diluted common share) for the second quarter of 2024.

Included in net income for the second quarter of 2025 are the after-tax amortization of the cost of reinsurance of $7.7 million ($0.05 per diluted common share), the after-tax impact of non-contemporaneous reinsurance of $3.9 million ($0.02 per diluted common share), and a net after-tax investment loss on the Company’s investment portfolio of $13.9 million ($0.08 per diluted common share). Included in net income for the second quarter of 2024 are the after-tax amortization of the cost of reinsurance of $8.2 million ($0.04 per diluted common share), the after-tax impact of non-contemporaneous reinsurance of $5.5 million ($0.03 per diluted common share), and a net after-tax investment loss on the Company’s investment portfolio of $8.2 million ($0.04 per diluted common share). Excluding the items above, after-tax adjusted operating income was $361.1 million ($2.07 per diluted common share) in the second quarter of 2025, compared to $411.4 million ($2.16 per diluted common share) in the second quarter of 2024.

“During the quarter we made meaningful progress against our strategic priorities, despite earnings results that did not meet our expectations,” said Richard P. McKenney, president and chief executive officer. “Core fundamentals remain solid and we continued to deliver strong premium growth in our capital-efficient, high-return businesses. We continue to execute on our risk management and capital deployment priorities, returning substantial capital to shareholders through dividends and share repurchases while closing our long-term care reinsurance transaction. Looking ahead, we remain confident in our resilient business model and strong capital position to focus on executing our growth strategy.”

RESULTS BY SEGMENT

We measure and analyze our segment performance on the basis of "adjusted operating income" or "adjusted operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of investment gains or losses, the amortization of the cost of reinsurance, the impact of non-contemporaneous reinsurance, and reserve assumption updates. Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, impairment losses, and gains or losses on derivatives. Reserve assumption updates may result in increases or decreases to earnings. These performance measures are in accordance with U.S. generally accepted accounting principles (GAAP) guidance for segment reporting, but they should not be viewed as a substitute for income before income tax, net income, or net loss.

Unum US Segment

Unum US reported adjusted operating income of $318.2 million in the second quarter of 2025, a decrease of 11.0 percent from $357.5 million in the second quarter of 2024. Premium income increased 3.9 percent to $1,798.6 million in the second quarter of 2025, compared to $1,730.9 million in the second quarter of 2024. Net investment income decreased 1.9 percent to $155.1 million in the second quarter of 2025, compared to the $158.1 million in the second quarter of 2024.

Within the Unum US operating segment, the group disability line of business reported an 18.5 percent decrease in adjusted operating income to $124.8 million in the second quarter of 2025, compared to $153.2 million in the second quarter of 2024. Premium income for the group disability line of business was $797.1 million in the second quarter of 2025, which was generally consistent compared to $797.8 million in the second quarter of 2024, driven primarily by the expected decline in medical stop-loss premium and lower persistency, mostly offset by prior period sales. Net investment income decreased 4.9 percent to $74.5 million in the second quarter of 2025, compared to $78.3 million in the second quarter of 2024, due to a lower level of invested assets. The benefit ratio for the second quarter of 2025 was 62.2 percent, compared to 59.1 percent in the second quarter of 2024, due to lower recoveries in our long-term disability product line and higher average claims size in our short-term disability product line. Group long-term disability sales were $45.1 million in the second quarter of 2025, a decrease of 30.4 percent from $64.8 million in the second quarter of 2024. Group short-term disability sales were $39.3 million in the second quarter of 2025, a decrease of 7.1 percent from $42.3 million in the second quarter of 2024. Persistency in the group long-term disability product line was 90.6 percent for the first half of 2025, compared to 93.1 percent for the first half of 2024. Persistency in the group short-term disability product line was 88.2 percent for the first half of 2025, compared to 91.8 percent for the first half of 2024.

The group life and accidental death and dismemberment line of business reported a 21.2 percent decrease in adjusted operating income to $70.2 million in the second quarter of 2025 compared to $89.1 million in the second quarter of 2024. Premium income for this line of business increased 5.1 percent to $519.2 million in the second quarter of 2025, compared to the $493.9 million in the second quarter of 2024 due to prior period sales and in-force block growth, partially offset by lower persistency. Net investment income decreased 6.2 percent to $21.1 million in the second quarter of 2025, compared to $22.5 million in the second quarter of 2024 due to a lower level of invested assets as well as a decrease in the yield on invested assets. The benefit ratio in the second quarter of 2025 was 69.7 percent, compared to 65.4 percent in the second quarter of 2024, due to higher average claim size in our group life product line and less favorable waiver of premium benefits experience. The unfavorability is partially offset by lower incidence in our group life product line and lower incidence and lower average claims size in our accidental death and dismemberment product line. Group life and accidental death and dismemberment sales were $77.2 million in the second quarter of 2025, a decrease of 5.7 percent from $81.9 million in the second quarter of 2024. Persistency in the group life product line was 89.7 percent for the first half of 2025, compared to 92.1 percent for the first half of 2024. Persistency in the accidental death and dismemberment product line was 88.3 percent for the first half of 2025, compared to 91.6 percent for the first half of 2024.

The supplemental and voluntary line of business reported an increase of 6.9 percent in adjusted operating income to $123.2 million in the second quarter of 2025, compared to $115.2 million in the second quarter of 2024. Premium income for the supplemental and voluntary line of business increased 9.8 percent to $482.3 million in the second

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quarter of 2025, compared to $439.2 million in the second quarter of 2024, due to the continued impacts from the recapture of a previously ceded block of business in the individual disability product line in the first quarter of 2025, favorable persistency in the voluntary benefits and dental and vision product lines, and higher prior period sales in the voluntary benefits and individual disability product lines. Net investment income increased 3.8 percent to $59.5 million in the second quarter of 2025, compared to $57.3 million in the second quarter of 2024 primarily due to an increase in the yield on invested assets and an increase in the level of invested assets. The benefit ratio for the voluntary benefits product line was 44.3 percent in the second quarter of 2025, compared to 45.1 percent in the second quarter of 2024, due to favorable benefit experience in the critical illness and hospital indemnity products, partially offset by unfavorable benefit experience in the life and accident products. The benefit ratio for the individual disability product line was 40.3 percent, for the second quarter of 2025, compared to 39.0 percent in the second quarter of 2024, due primarily to lower recoveries. The benefit ratio for the dental and vision product line was 77.7 percent for the second quarter of 2025, compared to 75.3 percent in the second quarter of 2024, due primarily to higher claims incidence. Relative to the second quarter of 2024, sales in the voluntary benefits product line decreased 21.8 percent in the second quarter of 2025 to $62.2 million. Sales in the individual disability product line decreased 8.2 percent to $23.4 million in the second quarter of 2025. Sales in the dental and vision product line decreased 20.8 percent in the second quarter of 2025 to $15.2 million. Persistency in the voluntary benefits product line was 76.4 percent for the first half of 2025, compared to 76.3 percent for the first half of 2024. Persistency in the individual disability product line was 88.0 percent for the first half of 2025, compared to 89.0 percent for the first half of 2024. Persistency in the dental and vision product line was 82.4 percent for the first half of 2025, compared to 81.1 percent for the first half of 2024.

Unum International Segment

The Unum International segment reported adjusted operating income of $41.6 million in the second quarter of 2025, a decrease of 2.1 percent from $42.5 million in the second quarter of 2024. Premium income increased 18.5 percent to $271.1 million in the second quarter of 2025, compared to $228.8 million in the second quarter of 2024. Net investment income increased 21.6 percent to $46.2 million in the second quarter of 2025, compared to $38.0 million in the second quarter of 2024. Sales increased 1.1 percent to $65.0 million in the second quarter of 2025, compared to $64.3 million in the second quarter of 2024.

The Unum UK line of business reported adjusted operating income, in local currency, of £29.4 million in the second quarter of 2025, a decrease of 9.5 percent from £32.5 million in the second quarter of 2024. Premium income was £166.9 million in the second quarter of 2025, an increase of 9.9 percent from £151.8 million in the second quarter of 2024, due primarily to in-force block growth in the group life and supplemental product lines. Net investment income was £31.9 million in the second quarter of 2025, an increase of 14.3 percent from £27.9 million in the second quarter of 2024, primarily due to higher income from inflation index-linked bonds. The benefit ratio was 75.0 percent in the second quarter of 2025, compared to 69.5 percent in the second quarter of 2024, due primarily to higher inflation-linked experience in benefits and higher incidence in the group long-term disability product line, partially offset by favorable incidence in the group life product line. Sales decreased 13.5 percent to £38.3 million in the second quarter of 2025, compared to £44.3 million in the second quarter of 2024. Persistency in the group long-term disability product line was 92.3 percent for the first half of 2025, compared to 92.7 percent for the first half of 2024. Persistency in the group life product line was 89.9 percent for the first half of 2025, compared to 88.2 percent for the first half of 2024. Persistency in the supplemental product line was 93.0 percent for the first half of 2025, compared to 89.4 percent for the first half of 2024.

Colonial Life Segment

Colonial Life reported adjusted operating income of $117.4 million in the second quarter of 2025, a 0.4 percent increase compared to $116.9 million in the second quarter of 2024. Premium income increased 3.6 percent to $462.1 million in the second quarter of 2025, compared to $446.2 million in the second quarter of 2024, due to prior period sales and favorable overall persistency. Net investment income increased 5.2 percent to $42.6 million in the second quarter of 2025, compared to $40.5 million in the second quarter of 2024, due to an increase in the level of invested assets and an increase in the yield on invested assets. The benefit ratio was 48.3 percent in the second quarter of 2025, compared to 47.8 percent in the second quarter of 2024, primarily due to unfavorable benefit experience in the

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accident, sickness, and disability product line. Sales increased 2.9 percent to $126.5 million in the second quarter of 2025, compared to $122.9 million in the second quarter of 2024. Persistency in the Colonial Life segment was 78.5 percent for the first half of 2025, compared to 78.2 percent for the first half of 2024.

Closed Block Segment

The Closed Block segment reported adjusted operating income of $3.9 million in the second quarter of 2025, which excludes the amortization of the cost of reinsurance of $9.7 million and the impact of non-contemporaneous reinsurance of $5.0 million related to the Closed Block individual disability reinsurance transaction, compared to $51.6 million in the second quarter of 2024, which excludes the amortization of the cost of reinsurance of $10.3 million and the impact of non-contemporaneous reinsurance of $7.0 million related to the Closed Block individual disability reinsurance transaction. Premium income for this segment is largely driven by our long-term care product line, and in the second quarter of 2025, premium income for long-term care was generally consistent with the same period of 2024. Net investment income decreased 3.3 percent to $284.5 million in the second quarter of 2025, compared to $294.2 million in the second quarter of 2024, driven primarily by lower miscellaneous investment income, primarily related to smaller increases in the NAV on our private equity partnerships, and a decrease in the level of invested assets, partially offset by an increase in yield on invested assets.

Policy benefits including remeasurement loss, excluding the impacts of non-contemporaneous reinsurance, for the Closed Block segment were higher during the second quarter of 2025 relative to the same period of 2024 driven primarily by lower claimant mortality, higher average new claim size, and an increase in benefits expense resulting from the higher net premium ratio and the impact of capped cohorts in the long-term care product line. The net premium ratio for long-term care at June 30, 2025 of 94.9 percent was generally consistent with the net premium ratio of 94.7 percent as of March 31, 2025.

Corporate Segment

The Corporate segment reported an adjusted operating loss of $31.7 million in the second quarter of 2025, compared to an adjusted operating loss of $45.3 million in the second quarter of 2024, due primarily to an increase in net investment income, driven by an increase in miscellaneous investment income and an increase in the level of invested assets.

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OTHER INFORMATION

Shares Outstanding

The Company’s weighted average number of shares outstanding, assuming dilution, was 174.4 million for the second quarter of 2025, compared to 190.3 million for the second quarter of 2024. Shares outstanding totaled 172.1 million at June 30, 2025. During the second quarter of 2025, the Company repurchased 3.8 million shares at a total cost of $303.3 million.

Capital Management

At June 30, 2025, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 485 percent, and the holding companies had available holding company liquidity of $1,955.7 million.

Book Value

Book value per common share as of June 30, 2025 was $65.76, compared to $55.63 at June 30, 2024. Book value per common share excluding AOCI as of June 30, 2025 was $77.62, compared to $70.76 at June 30, 2024.

Effective Tax Rate

The effective tax rate on adjusted operating earnings was 19.6 percent in the second quarter of 2025, compared to 21.4 percent in the second quarter of 2024. The decrease in the rate was driven primarily by more favorable tax credits in 2025.

Outlook

Full-year 2025 outlook for after-tax adjusted operating income per share revised to approximately $8.50, compared to $8.44 in full-year 2024.

NON-GAAP FINANCIAL MEASURES

We analyze our performance using non-GAAP financial measures which exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  We believe the following non-GAAP financial measures are better performance measures and better indicators of the revenue and profitability and underlying trends in our business:

•After-tax adjusted operating income or loss, which excludes investment gains or losses, the amortization of the cost of reinsurance, non-contemporaneous reinsurance, and reserve assumption updates;
•Book value per common share, which is calculated excluding AOCI;
•Premium income in constant currency, which excludes the impact of fluctuations in exchange rates between the U.S. dollar and the local currencies in which our Unum International segment is conducted. Given volatility in foreign currency exchange markets, exchange rates can fluctuate between periods. We believe translating prior period results using current period local currency exchange rates provides a more comparable view of our results;
•Adjusted operating return on equity, which is calculated using after-tax adjusted operating income or loss and excludes from equity the unrealized gain or loss on securities, the effect of change in discount rate assumptions on the liability for future policy benefits, and net gain or loss on derivatives.

Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, impairment losses, and gains or losses on derivatives. Investment gains or losses and unrealized gains or losses on securities depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our Company. We believe after-tax adjusted operating income is a better performance measure and better indicator of the profitability and underlying trends in our business. Book value per common share excluding AOCI provides a more

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comparable and consistent view of our results, as AOCI tends to fluctuate depending on market conditions and general economic trends.

We exited a substantial portion of our Closed Block individual disability product line through the two phases of the reinsurance transaction that were executed in December 2020 and March 2021. As a result, we exclude the amortization of the cost of reinsurance that we recognized upon the exit of the business related to the policies on claim status as well as the impact of non-contemporaneous reinsurance that resulted from the adoption of ASU 2018-12. We believe that the exclusion of these items provides a better view of our results from our ongoing businesses.

Cash flow assumptions used to calculate our liability for future policy benefits are reviewed at least annually and updated, as needed, with the resulting impact reflected in net income. While the effects of these assumption updates are recorded in the reporting period in which the review is completed, these updates reflect experience emergence and changes to expectations spanning multiple periods. We believe that by excluding the impact of reserve assumption updates we are providing a more comparable and consistent view of our quarterly results.

We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.

CONFERENCE CALL INFORMATION

Members of Unum Group senior management will host a conference call on Wednesday, July 30, 2025, at 8:00 am (Eastern Time) to discuss the results of operations for the second quarter of 2025. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.

To receive dial in information for the call, please register in advance by using the following URL:
https://registrations.events/direct/Q4I330794. Upon registration you will receive a dial-in number to use to access the event. It is recommended that you register at least 10 minutes before the start of the event. In addition, a live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. A replay of the webcast will be available on the Company's website. A replay of the call will also be available through Wednesday, August 6, 2025 by using the registration URL noted above.

In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the second quarter of 2025 is available on the “Investors” section of the Company’s website.

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ABOUT UNUM GROUP

Unum Group (NYSE: UNM), a leading international provider of workplace benefits and services, has been helping workers and their families thrive for more than 175 years. Through its Unum and Colonial Life brands, the company offers disability, life, accident, critical illness, dental, and vision insurance; leave and absence management support; and behavioral health services. In 2024, Unum Group reported revenues of $12.9 billion and paid $8.0 billion in benefits. The Fortune 500 company is recognized as one of the World’s Most Ethical Companies by Ethisphere®.

Visit the Unum Group newsroom (https://www.unumgroup.com/newsroom) for more information, and connect with us on LinkedIn (https://www.linkedin.com/company/unum), Facebook (https://www.facebook.com/unumbenefits/), and Instagram (https://www.instagram.com/unumbenefits/).

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SAFE HARBOR STATEMENT

Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax adjusted operating income per share, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) fluctuation in insurance reserve liabilities, claim payments, and pricing due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in governmental programs; (2) sustained periods of low interest rates; (3) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity or unfavorable returns on our investment portfolio; (4) changes in, or interpretations or enforcement of, laws and regulations; (5) a cybersecurity attack or other security breach resulting in compromised data or the unauthorized acquisition of confidential data; (6) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cybersecurity attack, or other event; (7) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (8) the impact of pandemics and other public health issues on our business, financial position, results of operations, liquidity and capital resources, and overall business operations; (9) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (10) ineffectiveness of our derivatives hedging programs due to changes in forecasted cash flows, the economic environment, counterparty risk, ratings downgrades, capital market volatility, collateral requirements, changes in interest rates, and/or regulation; (11) our use of artificial intelligence technology, as well as changes in artificial intelligence laws and regulations; (12) changes in our financial strength and credit ratings; (13) our ability to hire and retain qualified employees; (14) our ability to develop digital capabilities or execute on our technology systems upgrades or replacements; (15) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (16) disruptions to our business or our ability to access data caused by the use and reliance on third party vendors, including vendors providing web and cloud-based applications; (17) ability to generate sufficient internal liquidity and/or obtain external financing; (18) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (19) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; (20) effectiveness of our risk management program; (21) contingencies and the level and results of litigation; (22) fluctuation in foreign currency exchange rates; and (23) our ability to meet sustainability standards and expectations of investors, regulators, customers, and other stakeholders.

For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2024. The forward-looking statements in this news release are being made as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

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Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended June 30		Six Months Ended June 30
	2025	2024	2025	2024
Revenue
Premium Income	$2,748.0	$2,627.2	$5,450.9	$5,237.5
Net Investment Income	560.7	545.1	1,073.9	1,058.6
Net Investment Loss	(17.7)	(10.4)	(224.5)	(11.6)
Other Income	70.4	71.5	152.7	149.2
Total Revenue	3,361.4	3,233.4	6,453.0	6,433.7

Benefits and Expenses
Policy Benefits Including Remeasurement Loss (Gain)	1,976.1	1,809.5	3,847.1	3,594.8
Commissions	343.5	319.1	686.7	632.7
Interest and Debt Expense	52.0	49.9	104.0	99.4
Deferral of Acquisition Costs	(174.9)	(165.1)	(347.5)	(332.0)
Amortization of Deferred Acquisition Costs	132.2	127.9	257.6	254.1
Other Expenses	615.5	596.6	1,244.5	1,193.5
Total Benefits and Expenses	2,944.4	2,737.9	5,792.4	5,442.5

Income Before Income Tax	417.0	495.5	660.6	991.2
Income Tax Expense	81.4	106.0	135.9	206.5

Net Income	$335.6	$389.5	$524.7	$784.7

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$1.93	$2.05	$2.98	$4.10
Assuming Dilution	$1.92	$2.05	$2.97	$4.09

Weighted Average Common Shares - Basic (000s)	174,110.9	189,894.1	176,142.6	191,302.5
Weighted Average Common Shares - Assuming Dilution (000s)	174,431.9	190,329.3	176,598.6	191,878.5
Outstanding Shares - (000s)			172,138.4	188,114.9

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Reconciliation of Non-GAAP Financial Measures

	Three Months Ended June 30
	2025		2024
	(in millions)	per share *	(in millions)	per share *
Net Income	$335.6	$1.92	$389.5	$2.05
Excluding:
Net Investment Loss
Net Investment Loss Related to the Reinsurance Agreement (net of tax benefit of $1.9; $—)	(6.6)	(0.04)	—	—
Net Investment Loss, Other (net of tax benefit of $1.9; $2.2)	(7.3)	(0.04)	(8.2)	(0.04)
Total Net Investment Loss	(13.9)	(0.08)	(8.2)	(0.04)
Amortization of the Cost of Reinsurance (net of tax benefit of $2.0; $2.1)	(7.7)	(0.05)	(8.2)	(0.04)
Non-Contemporaneous Reinsurance (net of tax benefit of $1.1; $1.5)	(3.9)	(0.02)	(5.5)	(0.03)
After-tax Adjusted Operating Income	$361.1	$2.07	$411.4	$2.16

* Assuming Dilution

	June 30
	2025		2024
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$11,320.0	$65.76	$10,464.6	$55.63
Excluding:
Net Unrealized Loss on Securities	(2,253.7)	(13.09)	(2,723.8)	(14.48)
Effect of Change in Discount Rate Assumptions on the Liability for Future Policy Benefits	1,058.9	6.15	712.3	3.79
Net Loss on Derivatives	(285.0)	(1.66)	(164.6)	(0.87)
Subtotal	12,799.8	74.36	12,640.7	67.19
Excluding:
Foreign Currency Translation Adjustment	(220.7)	(1.28)	(328.4)	(1.75)
Subtotal	13,020.5	75.64	12,969.1	68.94
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(340.2)	(1.98)	(341.7)	(1.82)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Loss	$13,360.7	$77.62	$13,310.8	$70.76

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	Three Months Ended
	June 30, 2025	June 30, 2024
	Premium Income	Premium Income in Local Currency[1]		Weighted Average Premium Income Exchange Rate[2]	Premium Income in Constant Currency

Unum International
Unum UK	$223.0		£151.8	1.336	$202.8
Unum Poland	48.1	zł	148.4	0.266	39.5
Total	271.1				242.3
Unum US	1,798.6		$1,730.9		1,730.9
Colonial Life	462.1		$446.2		446.2
Core Operations	$2,531.8				$2,419.4
1Premium income shown in millions of pounds for Unum UK, millions of zlotys for Unum Poland, and millions of U.S. dollars for Unum US and Colonial Life.
2Exchange rate is calculated using the average foreign currency exchange rates for the most recent period, applied to the comparable prior period.

	After-Tax Adjusted Operating Income (Loss)	Average Allocated Equity[1]	Annualized Adjusted Operating Return on Equity

Three Months Ended June 30, 2025
Unum US	$251.5	$4,470.3	22.5%
Unum International	34.1	784.5	17.4%
Colonial Life	92.6	1,986.1	18.6%
Core Operating Segments	378.2	7,240.9	20.9%
Closed Block	0.9	4,758.3
Corporate	(18.0)	777.4
Total	$361.1	$12,776.6	11.3%
1 Excludes unrealized loss on securities, the effect of change in discount rate assumptions on the liability for future policy benefits, and net loss on derivatives and is calculated using the stockholders' equity balances presented below.

Average allocated equity is computed as follows:

	6/30/2025	3/31/2025
Total Stockholders' Equity	$11,320.0	$11,214.0
Excluding:
Net Unrealized Loss on Securities	(2,253.7)	(2,333.2)
Effect of Change in Discount Rate Assumptions on the Liability for Future Policy Benefits	1,058.9	1,019.1
Net Loss on Derivatives	(285.0)	(225.2)
Total Adjusted Stockholders' Equity	$12,799.8	$12,753.3

	Three Months Ended
	6/30/2025
Average Adjusted Stockholders' Equity	$12,776.6

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